Exhibit (a)(13)

CENTERPULSE
     Implanting trust
                                                                Centerpulse Ltd.
                                                               Andreasstrasse 15
                                                                  CH-8050 Zurich

                                                        Phone 41 (0) 1 306 96 96
                                                        Fax   41 (0) 1 306 96 97
                                                             www.centerpulse.com

                                                       Helpline for tender offer
                                                          Phone 41(0)848 372 436


MEDIA INFORMATION
June 19, 2003
1/2

CENTERPULSE RECEIVES FORMAL OFFER FROM ZIMMER


ZURICH,JUNE 19, 2003 - THE BOARD OF DIRECTORS OF CENTERPULSE LTD NOTES THAT ZIMMER HOLDINGS, INC. OF WARSAW, INDIANA, USA HAS LAUNCHED ITS DETAILED, FORMAL OFFER FOR CENTERPULSE TODAY. ZIMMER CONFIRMED ITS OFFER OF CHF 120 IN CASH AND
3.68 ZIMMER SHARES FOR EACH CENTERPULSE SHARE AS SET OUT IN ZIMMER'S PRE-ANNOUNCEMENT DATED MAY 20, 2003.

Zimmer has dropped a number of conditions since its pre-announced offer, including those concerning due diligence, tax related to Centerpulse's spin-off from Sulzer AG, and product recall litigation.

Zimmer's announcement represents the second formal offer to Centerpulse shareholders, following the offer launched by Smith & Nephew Group plc on April 25, 2003. Centerpulse's Board intends to make its report to shareholders on the Zimmer offer once it has had the opportunity to study the Zimmer offer in detail and in accordance with Swiss Takeover Law. In the meantime, shareholders are not required to take any action.

Max Link, Chairman and Chief Executive Officer of Centerpulse, said: "The Board remains committed to acting in the best interest of Centerpulse's shareholders, as well as for the future of the business and its employees. The Board acknowledges the professionalism and relentless dedication that Centerpulse employees are demonstrating during this challenging time."

Centerpulse's subsidiaries develop, produce, and distribute medical implants and biological materials for orthopedic, spinal and dental markets worldwide. The product array includes artificial joints, dental implants, spinal implants and instrumentation.

SAFE HARBOR STATEMENTS UNDER THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This release may contain forward-looking statements including, but not limited to, projections of future performance and regulatory approvals, subject to risks and uncertainties. These statements are subject to change based on known risks detailed from time to time in the Company's Securities and Exchange Commission filings and other known and unknown risks and various other factors, which could cause the actual results or performance to differ materially from the statements made herein.

MEDIA INQUIRIES:                                    FOR BIDDING PROCESS:
Centerpulse Corporate Communications                Brunswick
Beatrice Tschanz                                    Steve Lipin
Mobile + 41 (0)79 407 08 78                         Office +1 212 333 38 10
Phone +41 (0)1 306 96 46                            Mobile +1 917 853 08 48
Fax +41 (0)1 306 96 51
E-mail: press-relations@centerpulse.com

                                                    Simon Holberton
                                                    Office +44 20 7404 59 59
                                                    Mobile +44 79 7498 23 47


INVESTOR RELATIONS:
Suha Demokan                                        Marc Ostermann
Phone +41(0)1 306 98 25                             Phone +41 (0)1 306 98 24
Fax +41(0)1 306 98 31                               E-mail: investor-relations@
E-mail: investor-relations@centerpulse.com                  centerpulse.com


(SWISS STOCK EXCHANGE: CEPN; NEW YORK STOCK EXCHANGE: CEP)

THIS MEDIA RELEASE CAN BE DOWNLOADED ON THE INTERNET: WWW.CENTERPULSE.COM